EXHIBIT 99.1

Heat Biologics Provides Business Update

DURHAM, NC – December 10, 2020– Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, including multiple oncology product candidates and a novel COVID-19 vaccine, today announced a planned reverse stock split of its shares of common stock at a ratio of 1-for-7. The reverse stock split will take effect as of 12:01 a.m. ET, December 11, 2020. Shares of Heat common stock will trade on a post-split basis on the Nasdaq Capital Market under the existing trading symbol, “HTBX,” at the market open on December 11, 2020.

Jeff Wolf, CEO of Heat, commented, “Our sole purpose in conducting this reverse-split was to address market concerns related to the Nasdaq minimum bid price requirement.  Importantly, we remain in compliance with Nasdaq requirements and have important upcoming milestones related to our programs that we expect to announce soon, which we believe will further validate our strategy.  It’s also important to note that we have a solid balance sheet with over $113 million of cash as of December 9, 2020.”

During the Company’s special shareholder meeting held February 27, 2020, shareholders approved the Company’s reverse stock split, and granted the board of directors the authority to implement and determine the exact split ratio, which was set by the board at 1-for-7. Following the reverse stock split, the new CUSIP number will be 42237K 409, with the par value per share of common stock remaining at $0.0002. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding stock options and warrants.

The reverse stock split is intended to increase the market price per share of the Company’s common stock to help ensure a share price high enough to satisfy the $1.00 minimum bid price requirement by Nasdaq and to potentially increase the visibility of our company among a larger pool of institutional investors.

When the reverse stock split becomes effective, every seven shares of the Company’s issued and outstanding common stock will be combined into one share of common stock. Effecting the reverse stock split will reduce the number of issued and outstanding common stock from approximately 159.8 million shares to approximately 22.8 million. The reverse stock split will also subsequently adjust outstanding options issued under Heat’s equity incentive plan and outstanding warrants to purchase common stock.

No fractional shares will be issued in connection with the reverse stock split. Shareholders of record will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled. Shareholders with shares held in certificate form will receive a Letter of Transmittal with instructions from Heat’s transfer and exchange agent, Continental Stock Transfer & Trust Company. Shareholders that hold shares in book-entry form or in brokerage accounts are not required to take any action, and will see the impact of the reverse stock split reflected in their accounts. Additionally, beneficial holders may contact their bank, broker, custodian or other nominee with questions regarding processing procedures for the reverse stock split. Additional information is available in the Form 8-K filed today with the U.S. Securities and Exchange Commission, and in the definitive proxy statement filed on January 24, 2020.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. The Company's gp96 platform is designed to activate immune responses against cancer or pathogenic antigens. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in its Phase 2 trial, HS-130 in Phase 1, and a COVID-19 vaccine program in preclinical development. In addition, Heat is also developing a pipeline of proprietary immunomodulatory antibodies, including PTX-35 which is enrolling in a Phase 1 trial.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on Heat’s current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding important upcoming milestones related to Heat’s programs that will further validate its strategy and  Heat’s ability to realize any anticipated benefits from the reverse stock split, including maintaining its listing on the Nasdaq Capital Market and attracting new investors.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of  Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, especially in light of COVID-19, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's most recent annual report on Form 10-K filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

investorrelations@heatbio.com